                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-84252


                             VEECO INSTRUMENTS INC.

                           PROSPECTUS SUPPLEMENT NO. 3
                               DATED MAY 31, 2002
                                       TO
                          PROSPECTUS DATED MAY 8, 2002

           $220,000,000 4-1/8% CONVERTIBLE SUBORDINATED NOTES DUE 2008,
        SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES AND
                   4,044,119 ADDITIONAL SHARES OF COMMON STOCK

        ----------------------------------------------------------------

         This prospectus supplement supplements and should be read in conjunction with the prospectus of Veeco Instruments Inc. dated May 8, 2002, prospectus supplement no. 1, dated May 17, 2002, and prospectus supplement no. 2, dated May 24, 2002. This prospectus supplement is qualified by reference to the prospectus and such prospectus supplements, except to the extent that the information provided hereby supersedes the information contained in the prospectus or in those supplements. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         INVESTING IN THE NOTES AND IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THE PROSPECTUS.

              -----------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------

         The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading "Selling Securityholders" in the prospectus, and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus and/or a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus and/or such supplement:

                                                                                                 NUMBER OF SHARES OF
                                                   PRINCIPAL AMOUNT OF NOTES(1)                  COMMON STOCK(1)(2)
                                                   ----------------------------                  -------------------

                                     BENEFICIALLY OWNED PRIOR
                                         TO THE OFFERING          PERCENTAGE OF        BENEFICIALLY OWNED
 SELLING SECURITYHOLDER(1)              AND OFFERED HEREBY       NOTES OUTSTANDING    PRIOR TO THE OFFERING   OFFERED HEREBY
 -------------------------           ------------------------    -----------------    ---------------------   --------------

HOLDERS OF CONVERTIBLE
NOTES OR SHARES ISSUABLE
UPON CONVERSION THEREOF
---------------------------
1976 Distribution Trust FBO
Jane A. Lauder.............                    $19,000                     *                     493                 493

2000 Revocable Trust FBO
A.R. Lauder/Zinterhofer....                    $10,000                     *                     259                 259

Advent Convertible Master
Cayman LP..................                 $4,113,000                     1.9%              106,803             106,803

Allentown City Firefighters
Pension Plan...............                    $32,000                     *                     830                 830

Alpha U.S. Sub Fund 4,
LLC........................                   $476,000                     *                  12,360              12,360

American Motorist Insurance
Company....................                   $772,000                     *                  20,046              20,046

Arapahoe County Colorado...                    $75,000                     *                   1,947               1,947

British Virgin Islands Social
Security Board.............                   $108,000                     *                   2,804               2,804

City of New Orleans........                   $310,000                     *                   8,049               8,049

City University of
New York...................                   $186,000                     *                   4,829               4,829

Grady Hospital Foundation..                   $163,000                     *                   4,232               4,232

HFR Convertible Arbitrage
Account....................                   $409,000                     *                  10,620              10,620

Lyxor......................                   $656,000                     *                  17,034              17,034

Maryland Retirement Agency.                 $3,940,000                     1.8%              102,311             102,311

Municipal Employees........                   $279,000                     *                   7,244               7,244

New Orleans Firefighters
Pension/Relief Fund........                   $168,000                     *                   4,362               4,362

Occidental Petroleum
Corporation................                   $315,000                     *                   8,179               8,179

Policeman and Fireman
Retirement System of the
City of Detroit............                   $764,000                     *                  19,839              19,839

Pro-mutual.................                   $916,000                     *                  23,786              23,786

Shell Pension Trust........                   $487,000                     *                  12,646              12,646

The Grable Foundation......                   $179,000                     *                   4,648               4,648


                                        2


Trustmark Insurance
Company ...................                   $420,000                     *                  10,906              10,906

----------------
*        Less than 1%.

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of shares of our common stock issuable upon conversion of the notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such shares of common stock.

(2) For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion price under the notes of $38.51 per share of our common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under "Description of the Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

             The date of this prospectus supplement is May 31, 2002.


                                        3